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                                                                    EXHIBIT 23.0

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-39308) of Friede Goldman Halter, Inc., the Registration Statement (Form S-8 No. 333-87853) pertaining to the 1997 Equity Incentive Plan of Friede Goldman Halter, Inc., the Registration Statement (Form S-8 No. 333-92237) pertaining to the 401(k) Profit Sharing Plan of Friede Goldman Halter, Inc., and the Registration Statement (Form S-8 No. 333-92051) pertaining to the Amended and Restated 1997 Equity Incentive Plan of Friede Goldman Halter, Inc. of our report dated March 22, 2002, with respect to the consolidated financial statements of Friede Goldman Halter, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2001.


                                        /s/ ERNST & YOUNG LLP

New Orleans, Louisiana
April 12, 2002